Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Second Quarter Financial Results

McKINNEY, Texas, July 27, 2015 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income available to common shareholders of $10.5 million, or $0.61 per diluted share, for the quarter ended June 30, 2015 compared to $5.1 million, or $0.32 per diluted share, for the quarter ended June 30, 2014 and $9.4 million, or $0.55 per diluted share, for the quarter ended March 31, 2015.

Highlights

•
Core earnings were $10.5 million, or $0.61 per diluted share, for the quarter ended June 30, 2015 compared to $9.0 million, or $0.57 per diluted share, for the quarter ended June 30, 2014 and to $10.2 million, or $0.60 per diluted share, for the quarter ended March 31, 2015.

•	Loan growth was 8.8% annualized for the quarter and 11.0% year to date.

•
Asset quality remains strong, as reflected by a nonperforming assets to total assets ratio of 0.37% and a nonperforming loans to total loans ratio of 0.40% at June 30, 2015. Net charge offs were 0.01% annualized for the quarter.

•	Announced the acquisition of Grand Bank on July 23, 2015, a commercial bank located in Dallas with total assets of $609 million as of June 30, 2015.

•	Increased our senior unsecured credit facility in July 2015 to $50 million.

Independent Bank Group Chairman and Chief Executive Officer, David Brooks said, “This has been an active quarter for us. M&A discussions have resumed and we are very pleased to have announced the Grand Bank acquisition. It is a great strategic fit for us and really improves our funding for future loan growth. This quarter we also officially opened our Woodlands branch, marking our 40th location. Core earnings remained solid as we executed on our key strategies and maintained a stable net interest margin. Although our loan growth moderated in the second quarter, our pipeline continues to be sound.”

Second Quarter 2015 Operating Results

Net Interest Income

•
Net interest income was $37.8 million for second quarter 2015 compared to $31.4 million for second quarter 2014 and $36.1 million for first quarter 2015. The increase in net interest income from the previous year was primarily due to increased average loan balances resulting from organic loan growth as well as loans acquired in the BOH Holdings and Houston City Bancshares acquisitions in 2014. The increase from the linked quarter is primarily due to higher average loan balances and an increase in accretion income compared to the first quarter.

•
The net interest margin was 4.10% for second quarter 2015 compared to 4.26% for second quarter 2014 and 4.07% for first quarter 2015. The decrease from the prior year is due primarily to decreases in loan yields related to the extended low rate environment and the increase in the cost of liabilities primarily due to the $65 million subordinated debt offering completed in July 2014. The increase from the linked quarter is primarily due to increased accretion from acquired loans (4 basis points).

•
The yield on interest-earning assets was 4.64% for the second quarter 2015 compared to 4.76% for second quarter 2014 and 4.59% for the first quarter 2015. The decrease from the prior year is primarily as a result of competitive pricing on loans in our markets over the entire year. The increase from the linked quarter is related primarily to the increase in acquired loan accretion income.

•
The cost of interest bearing liabilities, including borrowings, was 0.69% for second quarter 2015 compared to 0.64% for second quarter 2014 and 0.68% for first quarter 2015. The increase from the prior year is due to the interest expense associated with the $65 million in subordinated debt issued in July 2014. The increase from the linked quarter is due to a slight increase in cost of deposits.

•
The average balance of total interest-earning assets grew by $739.5 million and totaled $3.695 billion compared to $2.956 billion at June 30, 2014 and compared to $3.599 billion at March 31, 2015. This increase from second quarter 2014 is due to organic loan growth and the Houston City Bancshares transaction completed October 1, 2014. The increase from first quarter 2015 is due to organic loan growth and higher interest-bearing cash balances resulting from an increase in deposits during second quarter 2015.

Noninterest Income

•	Total noninterest income increased $990 thousand compared to second quarter 2014 and increased $143 thousand compared to first quarter 2015.

•
The increase from the prior year reflects a $455 thousand increase in deposit service charges, a $462 thousand increase in mortgage fee income and gains on sale of other real estate and securities totaling $139 thousand that were recognized in the second quarter 2015. The increases were offset by a $74 thousand decrease in other noninterest income.

•
The increase from first quarter 2015 relates to an increase of $103 thousand in deposit service charges and $129 thousand increase in mortgage fee income offset by a decrease of $96 thousand in other noninterest income.

Noninterest Expense

•	Total noninterest expense decreased $888 thousand compared to second quarter 2014 and increased $69 thousand compared to first quarter 2015.

•
The decrease in noninterest expense compared to second quarter 2014 is due primarily to a decrease of $1.5 million in salaries and benefits and $1.5 million in acquisition expenses offset by increases of $800 thousand in occupancy expenses, $214 thousand in data processing expenses, $152 thousand in communications expenses and $699 thousand in other noninterest expense. The decrease to salary expense from the prior year is due to non-recurring compensation expenses of approximately $4.0 million paid in connection with the acquisition of BOH Holdings in second quarter 2014 with no such bonuses being paid in the current year. The increases in the other expenses relate to increased branch and account activity due to the acquisitions completed in 2014.

•
The increase from the linked quarter is primarily related to increases of $226 thousand in salaries and benefits, $117 thousand in occupancy expenses, $187 thousand in professional fees and $111 thousand in other noninterest expense and were offset by decreases of $93 thousand in advertising and public relations expenses and $444 thousand in acquisition expenses.

Provision for Loan Losses

•
Provision for loan loss expense was $1.7 million for the second quarter 2015, an increase of $280 thousand compared to $1.4 million for second quarter 2014 and a decrease of $11 thousand compared to $1.7 million during first quarter 2015. Provision expense is directly related to organic loan growth in the respective period. In addition, during the quarters ended June 30, 2015 and March 31, 2015, specific allocations of $593 thousand and $719 thousand were recorded for a non-performing energy loan.

•
The allowance for loan losses was $21.8 million, or 0.64% of total loans, at June 30, 2015, compared to $16.2 million, or 0.57% of total loans at June 30, 2014, and compared to $20.2 million, or 0.61% of total loans at March 31, 2015. The increase from prior year is primarily due to the provision made for organic loan growth but also due to an increase of $1.5 million in specific reserves on impaired loans during that period. The increase from the linked quarter is also due to organic loan growth and an increase of $593 thousand in specific reserves on an impaired loan in the energy portfolio.

Income Taxes

•
Federal income tax expense of $5.2 million was recorded for the quarter ended June 30, 2015, an effective rate of 33.0% compared to tax expense of $2.7 million and an effective rate of 34.4% for the quarter ended June 30, 2014 and tax expense of $4.5 million and an effective rate of 32.4% for the quarter ended March 31, 2015. The higher historical effective tax rate during the second quarter of 2014 is primarily related to legal and professional fees associated with facilitating acquisitions that are not deductible for federal income tax purposes.

Second Quarter 2015 Balance Sheet Highlights:

Loans

•
Total loans held for investment were $3.376 billion at June 30, 2015 compared to $3.303 billion at March 31, 2015 and to $2.845 billion at June 30, 2014. This represented organic loan growth of $72 million, or a 2.2% increase from March 31, 2015 and an 18.7% increase from June 30, 2014 (approximately 11.8% of which was organic growth with the remainder coming from the Houston City Bancshares acquisition).

•	Since December 31, 2014, loan growth has been centered in commercial real estate loans ($204 million).

•
The C&I portfolio as of June 30, 2015 was $685.9 million (20.3% of total loans) versus $672.1 million (21% of total loans) at December 31, 2014. The energy portfolio was $226.6 million (6.7% of total loans) at June 30, 2015 made up of 29 credits and 28 relationships. This represented a $12.4 million reduction from the previous quarter. There was one classified energy credit with a balance of $4.2 million as of June 30, 2015. No energy loans were classified as of December 31, 2014. Oil field service related loans, which were obtained through acquisitions, represented an additional $23.3 million (<1% of loans) at June 30, 2015. All energy related credits are being closely monitored and the Company is in close contact with energy borrowers to maintain a real time understanding of these borrowers’ financial condition and ability to positively respond to changing market conditions.

Asset Quality

•
Total nonperforming assets decreased to $16.3 million, or 0.37% of total assets at June 30, 2015 from $18.2 million, or 0.43% of total assets at March 31, 2015 and increased from $12.9 million, or 0.35% of total assets at June 30, 2014.

•
Total nonperforming loans decreased slightly to $13.3 million, or 0.40% of total loans at June 30, 2015 compared to $13.7 million, or 0.41% of total loans at March 31, 2015 and increased from $9.1 million, or 0.32% of total loans at June 30, 2014.

•
The increase in both ratios from the prior year is primarily related to the addition of a $4.2 million energy loan that was added to nonaccrual in the first quarter of 2015. The decrease in both ratios from the linked quarter is related to the disposition of $1.3 million in other real estate properties.

Deposits and Borrowings

•	Total deposits were $3.467 billion at June 30, 2015 compared to $3.387 billion at March 31, 2015 and compared to $2.853 billion at June 30, 2014.

•	The average cost of interest bearing deposits decreased to 0.47% for the second quarter 2015 compared to 0.49% for the second quarter 2014 and increased from 0.45% for the first quarter 2015.

•
Total borrowings (other than junior subordinated debentures) were $271.5 million at June 30, 2015, a decrease of $25.8 million from March 31, 2015 and $9.6 million from June 30, 2014. The decrease from the linked quarter is primarily related to maturities of FHLB advances. The net decrease from same quarter in 2014 reflects the maturity of $75 million in short term FHLB advances offset by the issuance of $65 million in subordinated debt in July 2014.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 7.11% and 8.40% (estimated), respectively, at June 30, 2015 compared to 7.10% and 7.78%, respectively, at March 31, 2015 and 7.25% and 9.07%, respectively, at June 30, 2014. The total stockholders’ equity to total assets ratio was 12.79%, 12.93% and 13.44% at June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

•	Total capital to risk weighted assets was 12.03% at June 30, 2015 (estimated) compared to 11.88% at March 31, 2015 and 11.00% at June 30, 2014.

•	The Tier 1 capital to average assets ratio and the total capital to risk weighted assets ratios both increased from March 31, 2015 due to a reclassification of risk weighted assets under Basel III.

•
Book value and tangible book value per common share were $31.30 and $17.18, respectively, at June 30, 2015 compared to $30.77 and $16.65, respectively, at March 31, 2015 and $28.54 and $15.22, respectively, at June 30, 2014.

•
Return on tangible equity (on an annualized basis) was 14.48% for the second quarter 2015 compared to 8.27% and 13.64% for the second quarter 2014 and first quarter 2015, respectively. These returns are impacted by stock issued in the acquisitions.

•
Return on average assets and return on average equity (on an annualized basis) were 0.99% and 7.91%, respectively, for second quarter 2015 compared to 0.60% and 4.68%, respectively, for second quarter 2014 and 0.92% and 7.31%, respectively, for first quarter 2015. The lower ratios for second quarter 2014 are due to increased acquisition costs for the BOH Holdings transaction completed that quarter.

Other Matters

On July 22, 2015, the Company renewed its unsecured committed credit facility with two unrelated commercial banks and increased the facility to $50 million, up from $35 million. The facility matures on July 19, 2016.

On July 23, 2015, the Company announced that it has entered into a definitive agreement to acquire Grand Bank in Dallas, Texas. Under the terms of the definitive agreement, Independent Bank Group will pay aggregate merger consideration valued at $80.1 million. The merger consideration will consist of $24.1 million cash and 1,279,532 shares of Independent Bank Group common stock determined by the average of Independent Bank Group’s daily 10-day volume weighted average stock price of $43.77 as of July 20, 2015. The shares issued will be adjusted if the volume weighted average share price of Independent Bank Group common stock for the ten trading day period ending on the third day prior to closing is 10% less or 10% more than $43.77. The amount of cash to be paid will be reduced on a dollar for dollar basis if the tangible book value of Grand Bank is less than $40 million at closing. The merger has been approved by the Boards of Directors of both companies and is expected to close during the fourth quarter of 2015, although delays may occur. The transaction is subject to certain conditions, including the approval by Grand Bank shareholders and customary regulatory approvals.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 40 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.
Conference Call

A conference call covering Independent Bank Group’s first quarter earnings announcement will be held tomorrow, Tuesday, July 28, at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 81211803. A recording of the conference call will be available from July 28, 2015 through August 4, 2015 by accessing our website, www.ibtx.com.

Forward-Looking Statements

The numbers as of and for the quarter ended June 30, 2015 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 or the Annual Report on Form 10-K filed on February 27, 2015 under the heading “Risk Factors” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Robb Temple Executive Vice President and Chief Administrative Officer (972) 562-9004 rtemple@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Selected Income Statement Data
Interest income	$42,747	$40,736	$42,952	$36,940	$35,078
Interest expense	4,967	4,658	4,777	4,509	3,674
Net interest income	37,780	36,078	38,175	32,431	31,404
Provision for loan losses	1,659	1,670	1,751	976	1,379
Net interest income after provision for loan losses	36,121	34,408	36,424	31,455	30,025
Noninterest income	4,109	3,966	3,961	4,210	3,119
Noninterest expense	24,455	24,386	24,931	22,162	25,343
Income tax expense	5,204	4,536	5,356	4,543	2,682
Net income	10,571	9,452	10,098	8,960	5,119
Preferred stock dividends	60	60	60	60	49
Net income available to common shareholders	10,511	9,392	10,038	8,900	5,070
Core net interest income (1)	37,225	35,965	37,187	32,259	30,967
Core Pre-Tax Pre-Provision Earnings (1)	17,379	16,810	18,003	15,266	14,683
Core Earnings (1)	10,532	10,230	10,889	9,546	9,020

Per Share Data (Common Stock)
Earnings:
Basic	$0.61	$0.55	$0.59	$0.54	$0.32
Diluted	0.61	0.55	0.59	0.54	0.32
Core earnings:
Basic (1)	0.62	0.60	0.64	0.58	0.57
Diluted (1)	0.61	0.60	0.64	0.58	0.57
Dividends	0.08	0.08	0.06	0.06	0.06
Book value	31.30	30.77	30.35	29.10	28.54
Tangible book value (1)	17.18	16.65	16.15	15.78	15.22
Common shares outstanding	17,108,394	17,119,793	17,032,669	16,370,313	16,370,707
Weighted average basic shares outstanding (4)	17,111,958	17,091,663	17,032,452	16,370,506	15,788,927
Weighted average diluted shares outstanding (4)	17,198,981	17,169,596	17,123,423	16,469,231	15,890,310

Selected Period End Balance Sheet Data
Total assets	$4,375,727	$4,258,364	$4,132,639	$3,746,682	$3,654,311
Cash and cash equivalents	424,196	358,798	324,047	249,769	192,528
Securities available for sale	180,465	198,149	206,062	235,844	249,856
Loans, held for sale	7,237	7,034	4,453	1,811	5,500
Loans, held for investment	3,375,553	3,303,248	3,201,084	2,890,924	2,844,543
Allowance for loan losses	21,764	20,227	18,552	16,840	16,219
Goodwill and core deposit intangible	241,534	241,722	241,912	218,025	217,954
Other real estate owned	2,958	4,587	4,763	4,084	3,788
Noninterest-bearing deposits	886,087	806,912	818,022	715,843	711,475
Interest-bearing deposits	2,581,397	2,579,766	2,431,576	2,097,817	2,141,943
Borrowings (other than junior subordinated debentures)	271,504	297,274	306,147	402,389	281,105
Junior subordinated debentures	18,147	18,147	18,147	18,147	18,147
Series A Preferred Stock	23,938	23,938	23,938	23,938	23,938
Total stockholders' equity	559,447	550,728	540,851	500,311	491,091

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Selected Performance Metrics
Return on average assets	0.99%	0.92%	0.97%	0.95%	0.60%
Return on average equity (2)	7.91	7.31	7.65	7.60	4.68
Return on tangible equity (2) (6)	14.48	13.64	14.08	14.32	8.27
Adjusted return on average assets (1)	0.99	1.00	1.05	1.02	1.06
Adjusted return on average equity (1) (2)	7.93	7.96	8.30	8.15	8.25
Adjusted return on tangible equity (1) (2) (6)	14.51	14.86	15.27	15.36	14.72
Net interest margin	4.10	4.07	4.28	4.04	4.26
Adjusted net interest margin (3)	4.04	4.05	4.17	4.02	4.20
Efficiency ratio	58.38	60.90	59.17	60.48	73.41
Core efficiency ratio (1)	57.81	57.76	55.85	56.87	56.92

Credit Quality Ratios
Nonperforming assets to total assets	0.37%	0.43%	0.36%	0.33%	0.35%
Nonperforming loans to total loans	0.40	0.41	0.32	0.29	0.32
Nonperforming assets to total loans and other real estate	0.48	0.55	0.46	0.43	0.45
Allowance for loan losses to non-performing loans	163.12	148.06	183.43	200.83	177.86
Allowance for loan losses to total loans	0.64	0.61	0.58	0.58	0.57
Net charge-offs to average loans outstanding (annualized)	0.01	—	0.01	0.05	—

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets (5)	8.31%	8.62%	n/a	n/a	n/a
Estimated tier 1 capital to average assets	8.40%	7.78%	8.15%	8.50%	9.07%
Estimated tier 1 capital to risk-weighted assets (1) (5)	9.48	9.31	9.83	10.34	10.21
Estimated total capital to risk-weighted assets (5)	12.03	11.88	12.59	13.36	11.00
Total stockholders' equity to total assets	12.79	12.93	13.09	13.35	13.44
Tangible common equity to tangible assets (1)	7.11	7.10	7.07	7.32	7.25

(1) Non-GAAP financial measures. See reconciliation.
(2) Excludes average balance of Series A preferred stock.
(3) Excludes income recognized on acquired loans of $555, $113, $988, $172 and $437, respectively.
(4) Total number of shares includes participating shares (those with dividend rights).
(5) June 30, 2015 and March 31, 2015 ratios calculated under Basel III rules, which became effective January 1, 2015.
(6) Excludes average balance of goodwill and net core deposit intangibles.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended June 30, 2015 and 2014
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$41,625	$33,881	$81,205	$58,004
Interest on taxable securities	551	777	1,160	1,476
Interest on nontaxable securities	449	367	863	624
Interest on federal funds sold and other	122	53	255	136
Total interest income	42,747	35,078	83,483	60,240
Interest expense:
Interest on deposits	3,018	2,437	5,727	4,344
Interest on FHLB advances	718	965	1,470	1,817
Interest on repurchase agreements and other borrowings	1,096	136	2,165	271
Interest on junior subordinated debentures	135	136	263	269
Total interest expense	4,967	3,674	9,625	6,701
Net interest income	37,780	31,404	73,858	53,539
Provision for loan losses	1,659	1,379	3,329	2,632
Net interest income after provision for loan losses	36,121	30,025	70,529	50,907
Noninterest income:
Service charges on deposit accounts	1,908	1,453	3,713	2,664
Mortgage fee income	1,429	967	2,729	1,697
Gain on sale of other real estate	49	—	179	39
Gain on sale of securities available for sale	90	—	90	—
Increase in cash surrender value of BOLI	268	260	538	409
Other	365	439	826	644
Total noninterest income	4,109	3,119	8,075	5,453
Noninterest expense:
Salaries and employee benefits	14,650	16,112	29,074	25,246
Occupancy	4,027	3,227	7,937	5,765
Data processing	666	452	1,354	948
FDIC assessment	493	516	1,012	820
Advertising and public relations	253	180	599	414
Communications	554	402	1,093	722
Net other real estate owned expenses (including taxes)	37	57	96	136
Operations of IBG Adriatica, net	—	—	—	23
Other real estate impairment	25	—	25	—
Core deposit intangible amortization	367	299	739	498
Professional fees	677	596	1,167	964
Acquisition expense, including legal	28	1,523	500	1,999
Other	2,678	1,979	5,245	3,884
Total noninterest expense	24,455	25,343	48,841	41,419
Income before taxes	15,775	7,801	29,763	14,941
Income tax expense	5,204	2,682	9,740	5,021
Net income	$10,571	$5,119	$20,023	$9,920

Consolidated Balance Sheets
As of June 30, 2015 and December 31, 2014
(Dollars in thousands, except share information)
(Unaudited)

	June 30,	December 31,
Assets	2015	2014
Cash and due from banks	$117,398	$153,158
Interest-bearing deposits in other banks	306,798	170,889
Cash and cash equivalents	424,196	324,047
Securities available for sale	180,465	206,062
Loans held for sale	7,237	4,453
Loans, net of allowance for loan losses	3,352,846	3,182,045
Premises and equipment, net	88,118	88,902
Other real estate owned	2,958	4,763
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	11,941	12,321
Bank-owned life insurance (BOLI)	40,322	39,784
Deferred tax asset	2,482	2,235
Goodwill	229,818	229,457
Core deposit intangible, net	11,716	12,455
Other assets	23,628	26,115
Total assets	$4,375,727	$4,132,639

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	886,087	818,022
Interest-bearing	2,581,397	2,431,576
Total deposits	3,467,484	3,249,598
FHLB advances	194,366	229,405
Repurchase agreements	5,374	4,012
Other borrowings	68,853	69,410
Other borrowings, related parties	2,911	3,320
Junior subordinated debentures	18,147	18,147
Other liabilities	59,145	17,896
Total liabilities	3,816,280	3,591,788
Commitments and contingencies
Stockholders’ equity:
Series A Preferred Stock	23,938	23,938
Common stock	171	170
Additional paid-in capital	478,497	476,609
Retained earnings	54,896	37,731
Accumulated other comprehensive income	1,945	2,403
Total stockholders’ equity	559,447	540,851
Total liabilities and stockholders’ equity	$4,375,727	$4,132,639

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended June 30, 2015 and 2014
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended June 30,
	2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$3,340,796	$41,625	5.00%	$2,646,446	$33,881	5.14%
Taxable securities	127,891	551	1.73	187,242	777	1.66
Nontaxable securities	68,166	449	2.64	64,307	367	2.29
Federal funds sold and other	158,626	122	0.31	57,936	53	0.37
Total interest-earning assets	3,695,479	$42,747	4.64	2,955,931	$35,078	4.76
Noninterest-earning assets	563,855			447,688
Total assets	$4,259,334			$3,403,619
Interest-bearing liabilities:
Checking accounts	$1,316,477	$1,432	0.44%	$866,629	$1,051	0.49%
Savings accounts	142,948	67	0.19	124,550	93	0.30
Money market accounts	255,235	179	0.28	326,844	267	0.33
Certificates of deposit	857,438	1,340	0.63	694,111	1,026	0.59
Total deposits	2,572,098	3,018	0.47	2,012,134	2,437	0.49
FHLB advances	203,989	718	1.41	259,003	965	1.49
Repurchase agreements and other borrowings	76,416	1,096	5.75	12,075	136	4.52
Junior subordinated debentures	18,147	135	2.98	18,147	136	3.01
Total interest-bearing liabilities	2,870,650	4,967	0.69	2,301,359	3,674	0.64
Noninterest-bearing checking accounts	825,075			621,111
Noninterest-bearing liabilities	6,956			22,443
Stockholders’ equity	556,653			458,706
Total liabilities and equity	$4,259,334			$3,403,619
Net interest income		$37,780			$31,404
Interest rate spread			3.95%			4.12%
Net interest margin			4.10			4.26
Average interest earning assets to interest bearing liabilities			128.73			128.44

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six Months Ended June 30, 2015 and 2014
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Six Months Ended June 30,
	2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$3,297,657	$81,205	4.97%	$2,236,503	$58,004	5.23%
Taxable securities	130,937	1,160	1.79	185,936	1,476	1.60
Nontaxable securities	68,702	863	2.53	47,674	624	2.64
Federal funds sold and other	150,343	255	0.34	82,884	136	0.33
Total interest-earning assets	3,647,639	$83,483	4.62	2,552,997	$60,240	4.76
Noninterest-earning assets	549,604			307,677
Total assets	$4,197,243			$2,860,674
Interest-bearing liabilities:
Checking accounts	$1,291,995	$2,790	0.44%	$840,913	$2,049	0.49%
Savings accounts	143,349	132	0.19	123,428	181	0.30
Money market accounts	245,963	279	0.23	208,252	323	0.31
Certificates of deposit	838,212	2,526	0.61	589,328	1,791	0.61
Total deposits	2,519,519	5,727	0.46	1,761,921	4,344	0.50
FHLB advances	211,871	1,470	1.40	228,439	1,817	1.60
Repurchase agreements and other borrowings	76,683	2,165	5.69	10,526	271	5.19
Junior subordinated debentures	18,147	263	2.92	18,147	269	2.99
Total interest-bearing liabilities	2,826,220	9,625	0.69	2,019,033	6,701	0.67
Noninterest-bearing checking accounts	811,450			461,418
Noninterest-bearing liabilities	7,746			27,074
Stockholders’ equity	551,827			353,149
Total liabilities and equity	$4,197,243			$2,860,674
Net interest income		$73,858			$53,539
Interest rate spread			3.93%			4.09%
Net interest margin			4.08			4.23
Average interest earning assets to interest bearing liabilities			129.06			126.45

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2015 and December 31, 2014
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	June 30, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total
Commercial	$685,944	20.3%	$672,052	21.0%
Real estate:
Commercial real estate	1,654,277	48.9	1,450,434	45.2
Commercial construction, land and land development	286,656	8.5	334,964	10.5
Residential real estate (1)	534,997	15.8	518,478	16.2
Single-family interim construction	136,395	4.0	138,278	4.3
Agricultural	37,313	1.1	38,822	1.2
Consumer	47,031	1.4	52,267	1.6
Other	177	—	242	—
Total loans	3,382,790	100.0%	3,205,537	100.0%
Deferred loan fees	(943)		(487)
Allowance for losses	(21,764)		(18,552)
Total loans, net	$3,360,083		$3,186,498
(1) Includes loans held for sale at June 30, 2015 and December 31, 2014 of $7,237 and $4,453, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Net Interest Income - Reported	(a)	$37,780	$36,078	$38,175	$32,431	$31,404
Income recognized on acquired loans		(555)	(113)	(988)	(172)	(437)
Adjusted Net Interest Income	(b)	37,225	35,965	37,187	32,259	30,967
Provision Expense - Reported	(c)	1,659	1,670	1,751	976	1,379
Noninterest Income - Reported	(d)	4,109	3,966	3,961	4,210	3,119
Gain on sale of loans		—	—	—	(1,078)	—
Gain on sale of OREO		(49)	(130)	(12)	(20)	—
Gain on sale of securities		(90)	—	(362)	—	—
Loss on sale of premises and equipment		—	—	—	22	—
Adjusted Noninterest Income	(e)	3,970	3,836	3,587	3,134	3,119
Noninterest Expense - Reported	(f)	24,455	24,386	24,931	22,162	25,343
OREO Impairment		(25)	—	—	(22)	—
IPO related stock grant and bonus expense		(156)	(156)	(156)	(156)	(156)
Registration statements		—	—	(163)	(456)	—
Core system conversion implementation expenses		—	—	—	—	(265)
Acquisition Expense (5)		(458)	(1,239)	(1,841)	(1,401)	(5,519)
Adjusted Noninterest Expense	(g)	23,816	22,991	22,771	20,127	19,403
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$17,434	$15,658	$17,205	$14,479	$9,180
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$17,379	$16,810	$18,003	$15,266	$14,683
Core Earnings (2)	(b) - (c) + (e) - (g)	$10,532	$10,230	$10,889	$9,546	$9,020
Reported Efficiency Ratio	(f) / (a + d)	58.38%	60.90%	59.17%	60.48%	73.41%
Core Efficiency Ratio	(g) / (b + e)	57.81%	57.76%	55.85%	56.87%	56.92%
Adjusted Return on Average Assets (1)		0.99%	1.00%	1.05%	1.02%	1.06%
Adjusted Return on Average Equity (1)		7.93%	7.96%	8.30%	8.15%	8.25%
Adjusted Return on Tangible Equity (1)		14.51%	14.86%	15.27%	15.36%	14.72%
Total Average Assets		$4,259,334	$4,154,007	$4,098,671	$3,721,323	$3,403,619
Total Average Stockholders' Equity (3)		$532,715	$520,899	$520,800	$464,528	$438,713
Total Average Tangible Stockholders' Equity (3) (4)		$291,166	$279,149	$282,907	$246,500	$245,830
(1) Calculated using core earnings
(2)  Assumes actual effective tax rate of 33.0%, 32.4%, 33.0%, 33.2% and 32.2%, respectively. December 31, 2014, September 30, 2014 and June 30, 2014 tax rate adjusted for effect of non-deductible acquisition expenses.

(3) Excludes average balance of Series A preferred stock.
(4) Excludes average balance of goodwill and net core deposit intangibles.
(5) Acquisition expenses include $430 thousand, $767 thousand, $843 thousand, $772 thousand and $3.996 million of compensation and bonus expenses in addition to $28 thousand, $472 thousand, $998 thousand, $629 thousand and $1.523 million of merger-related expenses for the quarters ended June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of June 30, 2015 and December 31, 2014
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	June 30,	December 31,
	2015	2014
Tangible Common Equity
Total common stockholders' equity	$535,509	$516,913
Adjustments:
Goodwill	(229,818)	(229,457)
Core deposit intangibles, net	(11,716)	(12,455)
Tangible common equity	$293,975	$275,001
Tangible assets	$4,134,193	$3,890,727
Common shares outstanding	17,108,394	17,032,669
Tangible common equity to tangible assets	7.11%	7.07%
Book value per common share	$31.30	$30.35
Tangible book value per common share	17.18	16.15

Tier 1 Common and Tier 1 Capital to Risk-Weighted Assets Ratio
	June 30,	December 31,
	2015	2014
Tier 1 Common Equity
Total common stockholders' equity - GAAP	$535,509	$516,913
Adjustments:
Unrealized gain on available-for-sale securities	(1,945)	(2,403)
Goodwill	(229,818)	(229,457)
Core deposit intangibles, net	(7,615)	(12,455)
Tier 1 common equity	$296,131	$272,598
Qualifying Restricted Core Capital Elements (junior subordinated debentures)	17,600	17,600
Preferred Stock	23,938	23,938
Tier 1 Equity	$337,669	$314,136
Total Risk-Weighted Assets	$3,561,629	$3,195,413
Estimated total common stockholders' equity to risk-weighted assets ratio	15.04%	16.18%
Estimated tier 1 equity to risk-weighted assets ratio	9.48	9.83
Estimated tier 1 common equity to risk-weighted assets ratio	8.31	9.08